Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myriad Genetics, Inc.

We consent to the incorporation by reference in the registration statements (File No.’s 333-04700, 333-23255, 333-40961, 333-93363, 333-72978, 333-115409, 333-120398, 333-131653, and 333-140830) on Forms S-8, and in the registration statements (File No.’s 333-73124, 333-123914, and 333-150792) on Forms S-3 of Myriad Genetics, Inc. of our report dated September 6, 2006, except for Note 1(o), as to which the date is August 26, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Myriad Genetics, Inc. and subsidiaries for the year ended June 30, 2006, and the related financial statement schedule as of June 30, 2006, which report appears in the June 30, 2008 annual report on Form 10-K of Myriad Genetics, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
August 26, 2008